As filed with the Securities and Exchange Commission on September 25, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Youku Tudou Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

11/F, SinoSteel Plaza

8 Haidian Street

Haidian District

Beijing 100080

People’s Republic of China

(86-10) 5885-1881

(Address of principal executive offices)

Youku Tudou Inc. Share Incentive Plan(1)

Amended and Restated Tudou Holdings Limited 2010 Share Incentive Plan(2)

(Full title of the plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Michael Ge Xu Chief Financial Officer and Senior Vice President Youku Tudou Inc. 11/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 People’s Republic of China (86-10) 5885-1881	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong (852) 3740-4700

(1)

The Youku Tudou Inc. Share Incentive Plan (the “Youku Tudou Plan”) amends and restates the Youku Inc. 2010 Share Incentive Plan (the “Youku Plan”).  The major changes made to the Youku Plan are to change the name of the plan and to increase the number of Class A Ordinary Shares available for issuance under the plan by 100,799,784  shares, which represent the number of reserved but unissued shares under the Tudou Holdings Limited 2010 Share Incentive Plan (the “Tudou Plan”), as adjusted to give effect to the recent merger which resulted in Tudou Holdings Limited becoming a wholly-owned subsidiary of Youku Tudou Inc. as of August 23, 2012 (the “Merger”).

(2)

The Amended and Restated Tudou Holdings Limited 2010 Share Incentive Plan (the “Amended Tudou Plan”) amends and restates the Tudou Plan to, among other things, decrease the total number of reserved shares under the original Tudou Plan by 100,799,784 shares.  The Tudou Plan has been assumed by the Registrant upon the closing of the Merger as of August 23, 2012.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)		Proposed Maximum Aggregate Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.00001 per share(2)	57,450,960	(3)	$0.4443	(3)	$25,525,461.53	$2,925.22
Class A Ordinary Shares, par value $0.00001 per share(2)	100,799,784	(4)	$1.0364	(4)	$104,468,896.14	$11,972.14
Total	158,250,744		—		$129,994,357.67	$14,897.36

(1)                     These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents 18 Class A ordinary shares.  The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-170709).

(2)                     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Youku Tudou Plan and the Amended Tudou Plan (together, the “Plans”).  Any Class A ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plans.

(3)                     Represents Class A ordinary shares issuable upon exercise of outstanding options granted under the Tudou Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share for these Class A ordinary shares is the weighted average exercise price per share.

(4)                     These shares are reserved for future award grants under the Youku Tudou Plan, and the proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $18.655 per ADS (the average of the high and low prices for the Registrant’s ADSs as reported on the New York Stock Exchange on September 21, 2012).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by Youku Tudou Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

•                  the Registrant’s annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 10, 2012; and

•                  The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-34977) filed with the Commission on November 19, 2010, as updated to reflect certain shareholder proposals contained in the Registrant’s Notice of Annual General Meeting (which is included in the Registrant’s prospectus filed pursuant to Rule 424(b)(3) of the Securities Act and filed with the Commission on July 18, 2012) to amend and restate the Registrant’s memorandum and articles of association which were approved at the Registrant’s annual general meeting of shareholders on August 20, 2012 (such approval being announced in a report on Form 6-K furnished to the Commission on August 22, 2012), including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective articles of association provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer of the Company, including any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court.  No director or officer of the Company is liable to the Company for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-170603), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.         Exemption From Registration Claimed

Not applicable.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on September 25, 2012.

Youku Tudou Inc.

By:	/s/ Victor Wing Cheung Koo
	Name:	Victor Wing Cheung Koo
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Victor Wing Cheung Koo and Michael Ge Xu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Victor Wing Cheung Koo	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	September 25, 2012
Victor Wing Cheung Koo

/s/ Michael Ge Xu	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)	September 25, 2012
Michael Ge Xu

/s/ Dele Liu
Dele Liu	Director, President	September 25, 2012

/s/ George Leonard Baker, Jr.
George Leonard Baker, Jr.	Director	September 25, 2012

/s/ Jixun Foo
Jixun Foo	Director	September 25, 2012

/s/ Nicholas Frederick Lawler
Nicholas Frederick Lawler	Director	September 25, 2012

/s/ Bryan Zongwei Li
Bryan Zongwei Li	Director	September 25, 2012

/s/ Ye Sha
Ye Sha	Director	September 25, 2012

/s/ Gary Wei Wang
Gary Wei Wang	Director	September 25, 2012

/s/ Jonathan Jia Zhu
Jonathan Jia Zhu	Director	September 25, 2012

/s/ Diana Arias
Diana Arias, on behalf of Law Debenture Corporate Services Inc. Title: Senior Managing Officer	Authorized U.S. Representative	September 25, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 from the Registrant’s current Report on Form 6-K, filed with the Commission on August 24, 2012 (File No. 001-34977))

4.2

Specimen Certificate for Ordinary Shares of the Registrant (incorporated by reference to Exhibit 4.2 from the Registrant’s registration statement on Form F-1 (File No. 333-170603), as amended, initially filed with the Commission on November 15, 2010)

4.3

Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts Registrant (incorporated by reference to Exhibit 4.3 from the Registrant’s registration statement on Form S-8 (File No. 333-171454) filed with the Commission on December 29, 2010)

4.4

Form of American Depositary Receipt evidencing American Depositary Shares (incorporated herein by reference to the Registrant’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act, filed with the Commission on August 24, 2012)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1*	Youku Tudou Inc. Share Incentive Plan

10.2*	Amended and Restated Tudou Holdings Limited 2010 Share Incentive Plan

23.1*	Consent of Ernst & Young Hua Ming LLP

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*  Filed herewith.